SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

December 4, 2007
Date of report (Date of earliest event reported)

BIOLIFE SOLUTIONS, INC.
(Exact name of registrant as specified in charter)

Delaware	0-18710	94-3076866
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3303 Monte Ville Parkway, Suite 310 Bothell, WA 98021
(Address of principal executive offices)

(425) 402-1400
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.

ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 4, 2007, the Company entered into a Separation Agreement with Matt Snyder, the Company’s Vice President-Sales, pursuant to which (a) Mr. Snyder’s Employment Agreement with the Company is cancelled, (b) Mr. Snyder agrees to remain in the employ of the Company, through December 31, 2007, in the same capacity as he is now employed, and (c) thereafter, through March 30, 2008, the Company will (i) make severance payments to Mr. Snyder at the rate of $140,000 per annum, on the same basis and in accordance with the same procedures (including the withholding of taxes) as is applicable to the Company’s normal payroll procedures, and (ii) continue to pay for Mr. Snyder’s health insurance.

ITEM 1.02

TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

See Item 1.01 above regarding the cancellation of the Employment Agreement of Matt Snyder, the Company’s Vice President-Sales, and the entry of the Company and Mr. Snyder into a Separation Agreement.  The cancellation of the Employment Agreement and entry into the Separation Agreement was occasioned by Mr. Snyder informing the Company that he (a) believed there had been a change in his duties, responsibilities and status as in effect at the time of execution of the Employment Agreement, and (b) intended to leave the employ of the Company for Good Reason (which entails a severance payment of six (6) months salary), and the Company’s belief that no such change had taken place and Mr. Snyder was not entitled to such severance payment.

ITEM 5.02

DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS, COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

See Item 1.02 above regarding the termination of employment of Matt Snyder, the Company’s Vice President-Sales, effective December 31, 2007.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOLIFE SOLUTIONS, INC.

Date: December 4, 2007	By:	/s/Mike Rice
Mike Rice
President and Chief Executive Officer
(Principal Executive Officer)

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